EXHIBIT 10.1

EQUITY AWARD NOTICE

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), on January 25, 2010, you were granted a restricted stock unit award (“RSU”) in the amount of XXX units.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your continued employment with the Company, your award will vest over four years in accordance with the following schedule:

10% vest on May 8, 2011
10% vest on May 8, 2012
10% vest on May 8, 2013
70% vest on May 8, 2014

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. The restrictions governing this award will lapse immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan. Units not vested at retirement will be forfeited.  Please consult the 2004 Long-Term Incentive Plan Prospectus  for a complete understanding of Havertys’ equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authorative source for all questions on awards made under the Plan.  You should log in to your account with the Plan Administrator, Solium Shareworks, to review and accept the grant agreement.